Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-201700 and Form S-8 Nos. 333-225383 and 333-225108) of our report dated December 18, 2020, relating to the consolidated financial statements of Good Times Restaurants Inc. and subsidiaries, appearing in this Annual Report (Form 10-K) for the year ended September 29, 2020.

Our report with respect to the consolidated financial statements refers to Good Time Restaurants Inc. and subsidiaries’ (the “Company”) adoption of Financial Accounting Standards Board FASB Accounting Standards Update 2016-02, Leases (Topic 842), effective September 25, 2019.

/s/ Moss Adams LLP

Denver, Colorado

December 18, 2020